ARC Document Solutions Reports Results for Third Quarter 2015
WALNUT CREEK, CA -- (November 4, 2015) - ARC Document Solutions, Inc. (NYSE: ARC), the nation's leading document solutions provider for the architecture, engineering, and construction (AEC) industry, today reported its financial results for the third quarter ended September 30, 2015.
2015 Third Quarter Business Highlights:

•
Adjusted diluted earnings per share were $0.09 vs. $0.06 in Q3 2014; adjustments include the reversal of more than $70 million of a valuation allowance against certain of ARC's deferred tax assets as a result of the company's sustained profitability over the past three years and forecasted continuing profitability

•	Adjusted cash flow from operations was $21.0 million, a 23% increase over Q3 2014

•	Gross profit was flat year-over-year, delivering a gross margin of 33.8%

•	Sales of $106.4 million were flat year-over-year

•	Adjusted EBITDA of $17.9 million fell 2% year-over-year

•
Management revises its annual outlook for 2015; diluted annual adjusted earnings per share currently projected to be in the range of $0.33 to $0.36; annual adjusted cash provided by operating activities currently projected to be in the range of $58 to $61 million; and annual adjusted EBITDA to currently projected to be in the range of $70 million to $73 million

Financial Highlights:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(All dollar amounts in millions, except EPS)	2015	2014	2015	2014
Net Sales	$106.4	$106.8	$324.1	$316.2
Gross Margin	33.8%	33.9%	34.8%	34.6%
Net income attributable to ARC	$80.3	$3.7	$94.0	$9.6
Adjusted Net Income attributable to ARC	$4.2	$2.9	$13.6	$9.2
Earnings per share - Diluted	$1.69	$0.08	$1.98	$0.20
Adjusted earnings per share - Diluted	$0.09	$0.06	$0.29	$0.20
Adjusted EBITDA	$17.9	$18.3	$56.2	$55.2
Cash provided by operating activities	$21.0	$15.3	$43.1	$37.0
Adjusted cash provided by operating activities	$21.0	$17.0	$44.3	$40.9
Capital Expenditures	$3.9	$3.4	$11.5	$10.0
Debt & Capital Leases (including current)			$180.4	$205.6
Management Commentary
“The third quarter demonstrated the increasing momentum of our cloud-based solutions. Our archiving and information management offering rose from 16% year-over-year growth in the second quarter to 44% year-over-year growth in the third quarter, and we were pleased with the response to the latest release of SKYSITE™, our mobile document and information management application for construction professionals. The reception of both solutions highlight the growing value we can provide to a market that is increasingly focused on reducing costs and boosting efficiency with cloud-based tools.” said K. “Suri” Suriyakumar, Chairman, President and CEO of ARC Document Solutions. “We were also able to reverse a valuation allowance of more than $70 million against certain of our deferred tax assets. This represents an important milestone in the company’s history. We’ve produced three years of strong financial performance following the recession and its aftermath which allows us to forecast the use of these deferred tax assets in future periods.”

“Not withstanding these successes, challenges remain,” continued Mr. Suriyakumar. “Continuing implementation delays in large MPS contracts and the reduction of large-format printing pressured sales in the third quarter. While we expect conditions to improve in 2016, and while the progress in AIM, document management services, and color printing are helping to offset declines in other areas, we are revising our 2015 outlook to account for current circumstances.”

Jorge Avalos, Chief Financial Officer for ARC Document Solutions said, “Our financial performance, improved capital structure, and the use of our deferred tax assets to significantly reduce our current cash taxes continue to produce strong cash flows from operations. Despite moderating sales performance, we continue to aggressively reduce our debt, improve our balance sheet, and generate strong free cash flows.”

2015 Third Quarter Supplemental Information:
Net sales were $106.4 million, a 0.4% decrease compared to the third quarter of 2014.

Days sales outstanding in Q3 2015 were 55, compared to 54 days in Q3 2014.

AEC customers comprised approximately 77% of our total net sales, while non-AEC customers made up approximately 23% of our total net sales.

Total number of MPS contracts at the end of the third quarter was approximately 8,740, an increase of approximately 240 contracts from the end of 2014.

Adjusted EBITDA excludes loss on extinguishment of debt, the impact of trade secret litigation costs, stock-based compensation expense, and restructuring expense.

Sales from Services and Product Lines as a Percentage of Net Sales
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Services and Product Line	2015	2014	2015	2014
CDIM	51.4%	51.8%	51.9%	52.6%
MPS	33.8%	34.1%	33.6%	33.3%
AIM	3.5%	2.4%	3.1%	2.6%
Equipment and supplies sales	11.3%	11.6%	11.4%	11.6%
Outlook:
ARC Document Solutions has revised its annual 2015 outlook. The company's diluted annual adjusted earnings per share outlook was expected to be in the range of $0.37 to $0.41, and is now expected to be in the range of $0.33 to $0.36. The outlook for annual adjusted cash provided by operating activities was projected to be in the range of $61 to $66 million, and is now expected to be in the range of $58 to $61 million. Annual adjusted EBITDA was projected to be in the range of $75 million to $80 million, and is now expected to be in the range of $70 million to $73 million.
Reversal of Valuation Allowance:
The Company recorded a valuation allowance against its U.S. deferred tax assets in its financial statements for the second quarter of 2011 due primarily to its three year cumulative pre-tax losses. At September 30, 2015, as a result of sustained profitability in the U.S. evidenced by three years of earnings and forecasted continuing profitability, the company determined it was more likely than not future earnings will be sufficient to realize deferred tax assets in the U.S. Accordingly the company reversed most of its U.S.valuation allowance resulting in non-cash income tax benefit of $76.1 million for the three months ended September 30, 2015. The reversal of the valuation allowance significantly affects the presentation of the company's financial statements, with the impact of the adjustment increasing net income and earnings per share on the company's statement of operations, and increasing deferred tax assets on the balance sheet which were previously netted against the valuation allowance.
Teleconference and Webcast:
ARC Document Solutions will host a conference call and audio webcast today at 2:00 P.M. Pacific Time (5:00 P.M. Eastern Time) to discuss results for the Company's third quarter of 2015. To access the live audio call, dial 888-378-0320. International callers may join the conference by dialing 719-457-1035. The conference ID number is 9461561. A live webcast will also be made available on the investor relations page of ARC Document Solution's website at ir.e-arc.com.

A replay of the call will be available for five days after the call's conclusion. To access the replay, dial 888-203-1112. International callers may access the replay by dialing 719-457-0820. The conference ID number is 9461561. The webcast will also be made available at www.e-arc.com for approximately 90 days following the call's conclusion.

About ARC Document Solutions (NYSE: ARC)

ARC Document Solutions is a leading document solutions company serving businesses of all types, with an emphasis on the non-residential segment of the architecture, engineering and construction industries. The Company helps more than 90,000 customers reduce costs and increase efficiency in the use of their documents, improve document access and control, and offers a wide variety of ways to print, produce, and store documents. ARC provides its solutions onsite in more than 8,700 of its customers' offices, offsite in service centers around the world, and digitally in the form of proprietary software and web applications. For more information please visit www.e-arc.com.

Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company. Words such as "increasing momentum," "expect," “forecast,” "project," and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, document management or reprographics industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled "Risk Factors" in Item 1A in ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications and Investor Relations
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
	September 30,	December 31,
Current assets:	2015	2014
Cash and cash equivalents	$20,824	$22,636
Accounts receivable, net of allowances for accounts receivable of $2,237 and $2,413	64,600	62,045
Inventories, net	17,839	16,251
Deferred income taxes	3,798	278
Prepaid expenses	5,049	4,767
Other current assets	3,271	6,080
Total current assets	115,381	112,057
Property and equipment, net of accumulated depreciation of $216,023 and $214,697	58,459	59,520
Goodwill	212,608	212,608
Other intangible assets, net	19,339	23,841
Deferred financing fees, net	1,804	2,440
Deferred income taxes	71,989	1,110
Other assets	2,192	2,492
Total assets	$481,772	$414,068
Current liabilities:
Accounts payable	$24,733	$26,866
Accrued payroll and payroll-related expenses	13,820	13,765
Accrued expenses	18,713	22,793
Current portion of long-term debt and capital leases	17,268	27,969
Total current liabilities	74,534	91,393
Long-term debt and capital leases	163,151	175,916
Deferred income taxes	35,156	33,463
Other long-term liabilities	3,226	3,458
Total liabilities	276,067	304,230
Commitments and contingencies
Stockholders’ equity:
ARC Document Solutions, Inc. stockholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 47,093 and 46,800 shares issued and 46,992 and 46,723 shares outstanding	47	47
Additional paid-in capital	114,304	110,650
Retained earnings (deficit)	86,626	(7,353)
Accumulated other comprehensive loss	(1,693)	(161)
	199,284	103,183
Less cost of common stock in treasury, 101 and 77 shares	612	408
Total ARC Document Solutions, Inc. stockholders’ equity	198,672	102,775
Noncontrolling interest	7,033	7,063
Total equity	205,705	109,838
Total liabilities and equity	$481,772	$414,068

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Service sales	$94,384	$94,426	$287,045	$279,555
Equipment and supplies sales	12,034	12,381	37,081	36,607
Total net sales	106,418	106,807	324,126	316,162
Cost of sales	70,475	70,584	211,303	206,798
Gross profit	35,943	36,223	112,823	109,364
Selling, general and administrative expenses	25,816	26,331	80,403	80,720
Amortization of intangible assets	1,375	1,497	4,306	4,498
Restructuring expense	4	11	89	765
Income from operations	8,748	8,384	28,025	23,381
Other income, net	(25)	(22)	(81)	(71)
Loss on extinguishment of debt	96	347	193	347
Interest expense, net	1,679	3,780	5,475	11,637
Income before income tax (benefit) provision	6,998	4,279	22,438	11,468
Income tax (benefit) provision	(73,338)	659	(71,766)	1,930
Net income	80,336	3,620	94,204	9,538
(Income) loss attributable to the noncontrolling interest	(50)	41	(225)	64
Net income attributable to ARC Document Solutions, Inc. shareholders	$80,286	$3,661	$93,979	$9,602
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$1.72	$0.08	$2.02	$0.21
Diluted	$1.69	$0.08	$1.98	$0.20
Weighted average common shares outstanding:
Basic	46,698	46,338	46,601	46,195
Diluted	47,557	47,015	47,541	46,856

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBIT, EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Cash flows provided by operating activities	$20,965	$15,311	$43,117	$37,049
Changes in operating assets and liabilities, net of effect of business acquisitions	(5,101)	(1,174)	7,243	3,985
Non-cash expenses, including depreciation, amortization and restructuring	64,472	(10,517)	43,844	(31,496)
Income tax (benefit) provision	(73,338)	659	(71,766)	1,930
Interest expense, net	1,679	3,780	5,475	11,637
(Income) loss attributable to the noncontrolling interest	(50)	41	(225)	64
EBIT	8,627	8,100	27,688	23,169
Depreciation and amortization	8,415	8,536	25,490	25,561
EBITDA	17,042	16,636	53,178	48,730
Loss on extinguishment of debt	96	347	193	347
Trade secret litigation costs(1)	—	306	34	2,787
Restructuring expense	4	11	89	765
Stock-based compensation	735	956	2,739	2,618
Adjusted EBITDA	$17,877	$18,256	$56,233	$55,247

(1) On February 1, 2013, we filed a civil complaint against a competitor and a former employee in the Superior Court of California for Orange County, which alleged, among other claims, the misappropriation of ARC trade secrets; namely, proprietary customer lists that were used to communicate with ARC customers in an attempt to unfairly acquire their business. In prior litigation with the competitor based on related facts, in 2007 the competitor entered into a settlement agreement and stipulated judgment, which included an injunction. We instituted this suit to stop the defendant from using similar unfair business practices against us in the Southern California market. The case proceeded to trial in May 2014, and a jury verdict was entered for the defendants. In the first quarter of 2015, we entered into a settlement and paid the defendant. Legal fees associated with the litigation were recorded as selling, general and administrative expense.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to adjusted cash flows provided by operating activities (In thousands) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Cash flows provided by operating activities	$20,965	$15,311	$43,117	$37,049
Payments related to trade secret litigation costs	—	1,101	1,033	2,615
Payments related to restructuring expenses	13	578	154	1,194
Adjusted cash flows provided by operating activities	$20,978	$16,990	$44,304	$40,858

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC to unaudited adjusted net income attributable to ARC (In thousands, except per share data) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income attributable to ARC Document Solutions, Inc.	$80,286	$3,661	$93,979	$9,602
Loss on extinguishment of debt	96	347	193	347
Restructuring expense	4	11	89	765
Trade secret litigation costs	—	306	34	2,787
Income tax benefit related to above items	(41)	(258)	(125)	(1,519)
Deferred tax valuation allowance and other discrete tax items	(76,147)	(1,172)	(80,554)	(2,798)
Unaudited adjusted net income attributable to ARC Document Solutions, Inc.	$4,198	$2,895	$13,616	$9,184

Actual:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$1.72	$0.08	$2.02	$0.21
Diluted	$1.69	$0.08	$1.98	$0.20
Weighted average common shares outstanding:
Basic	46,698	46,338	46,601	46,195
Diluted	47,557	47,015	47,541	46,856

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. shareholders:
Basic	$0.09	$0.06	$0.29	$0.20
Diluted	$0.09	$0.06	$0.29	$0.20
Weighted average common shares outstanding:
Basic	46,698	46,338	46,601	46,195
Diluted	47,557	47,015	47,541	46,856

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC Document Solutions, Inc. shareholders to EBIT, EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income attributable to ARC Document Solutions, Inc. shareholders	$80,286	$3,661	$93,979	$9,602
Interest expense, net	1,679	3,780	5,475	11,637
Income tax (benefit) provision	(73,338)	659	(71,766)	1,930
EBIT	8,627	8,100	27,688	23,169
Depreciation and amortization	8,415	8,536	25,490	25,561
EBITDA	17,042	16,636	53,178	48,730
Loss on extinguishment of debt	96	347	193	347
Trade secret litigation costs	—	306	34	2,787
Restructuring expense	4	11	89	765
Stock-based compensation	735	956	2,739	2,618
Adjusted EBITDA	$17,877	$18,256	$56,233	$55,247

ARC Document Solutions, Inc. Net Sales by Product Line (In thousands) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Service sales
CDIM	54,710	55,352	168,187	166,234
MPS	35,923	36,464	108,934	105,216
AIM	3,751	2,610	9,924	8,105
Total service sales	94,384	94,426	287,045	279,555
Equipment and supplies sales	12,034	12,381	37,081	36,607
Total net sales	$106,418	$106,807	$324,126	$316,162

Non-GAAP Financial Measures
EBIT, EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity.
EBIT represents net income before interest and taxes. EBITDA represents net income before interest, taxes, depreciation and amortization. EBIT margin is a non-GAAP measure calculated by dividing EBIT by net sales. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by net sales.
We have presented EBIT, EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
We use EBIT and EBITDA to measure and compare the performance of our operating segments. Our operating segments’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating segments. As a result, we believe EBIT is the best measure of operating segment profitability and the most useful metric by which to measure and compare the performance of our operating segments. We use EBITDA to measure performance for determining consolidated-level compensation. In addition, we use EBIT and EBITDA to evaluate potential acquisitions and potential capital expenditures.
EBIT, EBITDA and related ratios have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•	They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;

•	They do not reflect changes in, or cash requirements for, our working capital needs;

•	They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBIT, EBITDA, and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBIT, EBITDA and related ratios only as supplements. For more information, see our interim Condensed Consolidated Financial Statements and related notes on our 2015 third quarter report on Form 10-Q. Additionally, please refer to our 2014 Annual Report on Form 10-K.
Our presentation of adjusted net income, adjusted EBITDA, and adjusted cash flows from operations over certain periods is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.
Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC shareholders for the three and nine months ended September 30, 2015 and 2014 to reflect the exclusion of loss on extinguishment of debt, restructuring expense, trade secret litigation costs, and changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. We have presented adjusted cash flows from operating activities for the three and nine months ended September 30, 2015 and 2014 to reflect the exclusion of cash payments related to trade secret litigation costs and cash payments related to restructuring expenses. This presentation facilitates a meaningful comparison of our operating results for the three and nine months ended September 30, 2015 and 2014. We believe these charges were the result of the current macroeconomic environment, our capital restructuring, or other items which are not indicative of our actual operating performance.
We have presented adjusted EBITDA in the three and nine months ended September 30, 2015 and 2014 to exclude loss on extinguishment of debt, trade secret litigation costs, restructuring expense and stock-based compensation expense. The adjustment of EBITDA for these items is consistent with the definition of adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance.

ARC Document Solutions Consolidated Statements of Cash Flows (In thousands) (Unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Cash flows from operating activities
Net income	$80,336	$3,620	$94,204	$9,538
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for accounts receivable	110	197	292	444
Depreciation	7,040	7,039	21,184	21,063
Amortization of intangible assets	1,375	1,497	4,306	4,498
Amortization of deferred financing costs	138	190	460	587
Amortization of discount on long-term debt	—	207	—	656
Stock-based compensation	735	956	2,739	2,618
Deferred income taxes	2,198	2,100	8,221	6,272
Deferred tax valuation allowance	(76,091)	(1,615)	(80,882)	(4,652)
Loss on early extinguishment of debt	96	347	193	347
Other non-cash items, net	(73)	(401)	(357)	(337)
Changes in operating assets and liabilities:
Accounts receivable	2,996	(930)	(3,637)	(8,424)
Inventory	1,083	(142)	(1,775)	(2,071)
Prepaid expenses and other assets	1,224	(946)	2,941	(309)
Accounts payable and accrued expenses	(202)	3,192	(4,772)	6,819
Net cash provided by operating activities	20,965	15,311	43,117	37,049
Cash flows from investing activities
Capital expenditures	(3,880)	(3,430)	(11,517)	(10,027)
Payments for businesses acquisitions	—	—	(142)	(342)
Other	266	105	656	505
Net cash used in investing activities	(3,614)	(3,325)	(11,003)	(9,864)
Cash flows from financing activities
Proceeds from stock option exercises	1	191	562	1,201
Proceeds from issuance of common stock under Employee Stock Purchase Plan	25	17	83	65
Share repurchases, including shares surrendered for tax withholding	—	—	(204)	(151)
Contingent consideration on prior acquisitions	(360)	—	(360)	—
Early extinguishment of long-term debt	(3,625)	(5,000)	(10,875)	(12,500)
Payments on long-term debt agreements and capital leases	(7,262)	(5,497)	(20,042)	(16,437)
Net repayments under revolving credit facilities	(144)	(532)	(1,888)	(828)
Payment of deferred financing costs	—	—	(25)	(454)
Payment of hedge premium	—	—	(632)	—
Dividends paid to noncontrolling interest	—	(486)	—	(486)
Net cash used in financing activities	(11,365)	(11,307)	(33,381)	(29,590)
Effect of foreign currency translation on cash balances	(598)	(50)	(545)	(122)
Net change in cash and cash equivalents	5,388	629	(1,812)	(2,527)
Cash and cash equivalents at beginning of period	15,436	24,206	22,636	27,362
Cash and cash equivalents at end of period	$20,824	$24,835	$20,824	$24,835
Supplemental disclosure of cash flow information
Noncash investing and financing activities
Capital lease obligations incurred	$2,625	$5,506	$9,667	$14,909
Contingent liabilities in connection with acquisition of businesses	$—	$186	$—	$1,110